March 20, 2008
Exhibit 99.1
ReSearch Pharmaceutical Services, Inc.
Unaudited Quarterly Report for the Fourth Quarter and Year Ended December 31, 2007
ReSearch Pharmaceutical Services, Inc. (“RPS”), a leading provider of integrated clinical development outsourcing solutions to the bio-pharmaceutical industry, is pleased to announce its results for the fourth quarter and year ended December 31, 2007. These statements include comparative results for ReSearch Pharmaceutical Services, Inc. which merged with Cross Shore Acquisition Corporation (“Cross Shore”) on August 30, 2007. The combined company now operates under the name ReSearch Pharmaceutical Services, Inc.
Financial highlights for the three months ended December 31, 2007
•	A 44% increase in service revenue to $34.7 million compared to $24.1 million for the three months ended December 31, 2006.

•	A 68% increase in Adjusted EBITDA (EBITDA before non-recurring expenses) to $2.2 million compared to $1.3 million for the three months ended December 31, 2006. As a percentage of service revenues, Adjusted EBITDA grew from 5.6% for the three months ended December 31, 2006 to 6.5% for the three months ended December 31, 2007.

•	Net loss of $4.2 million compared to net income of $0.7 million for the three months ended December 31, 2006. Net loss for 2007 includes expenses of $1.4 million which are expected to be non-recurring and the reversal of a tax benefit of $3.2 million.
•	Non-recurring expenses of $1.4 million are comprised of $0.8 million in professional fees related to the RPS SEC Form 10 registration and $0.6 million in consulting fees related to the search for acquisition candidates.

•	Provision for income taxes of $4.7 million including the reversal of a tax benefit of $3.2 million.
•	As at December 31, 2007, RPS had approximately $11.1 million in cash plus $15 million of unused bank line availability.
Operational highlights for the three months ended December 31, 2007
•	The fourth quarter of 2007 results demonstrate the continuing growth of RPS reflecting new business awards and growth within existing client contracts.

•	On October 5, 2007, RPS announced the repurchase, at the then closing market price of $4.85 per share, of 750,000 shares from Pangaea One Acquisition Holdings I LLC.

•	On December 14, 2007, RPS filed a Form 10 registration in the U.S., commencing the process of registration with the SEC as required under the terms of the original IPO on AIM of Cross Shore in April 2006. The registration became effective on February 12, 2008. As part of the Company’s continuing efforts to enhance shareholder value, the Company is considering listing its shares on an additional exchange.

March 20, 2008
Financial highlights for the year ended December 31, 2007
•	A 43% increase in service revenue to $120.5 million compared to $84.4 million for the year ended December 31, 2006.

•	An 86% increase in Adjusted EBITDA to $7.4 million compared to $4.0 million for the year ended December 31, 2006. As a percentage of service revenue, Adjusted EBITDA grew from 4.7% in 2006 to 6.2 % in 2007.

•	Net loss of $2.4 million compared with net income of $1.8 million for the year ended December 31, 2006. Net loss for 2007 includes expenses of $1.4 million which are expected to be non-recurring and a non cash interest charge of $4.7 million.
•	Expenses of $1.4 million are expected to be non-recurring. These expenses are comprised of $0.8 million in professional fees related to RPS’ SEC Form 10 registration and $0.6 million in consulting fees related to the search for acquisition candidates.

•	Non cash interest charge relating to put warrant liability of $4.7 million.
A description of each non-GAAP financial measure and the related reconciliation to the comparable GAAP measure are located at the end of this press release.
Commenting on the fourth quarter results, Daniel M. Perlman, Chairman and CEO of RPS, said:
“In an industry that continues to look for solutions to reduce costs while improving the quality and the speed of drug development, our strong growth in revenues and adjusted EBITDA in 2007 shows a quantitative measure of the acceptance of RPS’ unique model as the “next generation in the evolution of CROs.” We are very pleased with both the financial growth RPS has demonstrated as well as the continued program penetration into many different sponsor companies.”
For further information please contact:
     ReSearch Pharmaceutical Services, Inc.                         +1 215 540 0700
     Dan Perlman, CEO
     Steven Bell, Chief Financial Officer

March 20, 2008
ReSearch Pharmaceutical Services, Inc.
Unaudited Quarterly Report to December 30, 2007
Background on RPS
ReSearch Pharmaceutical Services, Inc. (“RPS” or the “Company”) was incorporated in Delaware on January 30, 2006 as Cross Shore Acquisition Corporation (“Cross Shore”), a blank check company formed to serve as a vehicle for the acquisition of a then unidentified operating business engaged in the delivery of business services to consumers and companies in the United States. On April 24, 2006 Cross Shore consummated its initial public offering on the Alternative Investment Market (“AIM”) of the London Stock Exchange, and on April 26, 2007, entered into an Agreement and Plan of Merger (the “Merger Agreement”) with ReSearch Pharmaceutical Services, Inc. (“Old RPS”). Upon the completion of the merger with Old RPS on August 30, 2007, the combined company changed its name to ReSearch Pharmaceutical Services, Inc. Prior to the merger with Old RPS, Cross Shore had no operating business other than searching for an acquisition target.
Headquartered in Ft. Washington, Pennsylvania, with subsidiary offices across Latin America, RPS is a leading provider of integrated clinical development outsourcing solutions to the bio-pharmaceutical industry. RPS provides services in connection with the design, initiation and management of clinical trials programs that are required to obtain regulatory approval to market bio-pharmaceutical products. RPS introduced the Pharmaceutical Resource Organization (“PRO”) model to address the challenges facing the drug development industry, which continues to grow rapidly but is facing increasing pressures to control costs and improve effectiveness. The PRO model combines the expertise of a clinical research organization (“CRO”) with the industry’s largest resourcing engines enabling RPS to provide a unique service offering that addresses the challenges and meets the needs of the expanding, global clinical drug development market.
Comments regarding the three months ended December 31, 2007
During the three months ended December 31, 2007, the Company prepared and filed a Form 10 in the U.S., commencing the process of registration as a reporting company with the SEC as required under the terms of Cross Shore’s original IPO on AIM in April 2006. Related to this filing, the Company incurred approximately $0.8 million in professional fees. Additionally, during the three months ended December 31, 2007 the Company entered into a consulting agreement with Cartesian Capital Group, LLC (“Cartesian”), an affiliate of Pangaea One Acquisition Holdings I, LLC which holds approximately 31.3% of the Company’s common stock. Cartesian is a private equity firm based in New York that manages alternative investments worldwide, with a special focus on the world’s emerging markets. Under the terms of the agreement, Cartesian provided consulting services to the Company in connection with the identification and evaluation of numerous potential acquisition targets outside of the United States, with an emphasis on opportunities in Asia and greater Europe. The term of the agreement expired on December 31, 2007 and in consideration for providing the services, RPS paid Cartesian $0.6 million. The Company considers the cost of both of these activities to be one-

March 20, 2008
time non-recurring costs and have excluded these costs in providing financial highlights for the periods discussed.
During the three months ended December 31, 2007, the Company recorded an income tax provision of $4.7 million. For the preceding nine month period, the Company had recorded a tax benefit of $3.2 million primarily related to the loss and tax benefit generated from the recording of a non-cash interest charge of $4.7 million to mark the Company’s put warrant liability to its market value during the period. The tax provision for the 2007 fiscal year of $1.5 million includes the tax effect of this $4.7 million non-cash interest charge.
Operating review of the year ended December 31, 2007 compared to year ended December 31, 2006
     Revenues. Service revenues increased 42.7% to $120.5 million for 2007 from $84.4 million for 2006 as the Company generated additional business from existing and new customers. The majority of the increase is related to significant new contracts awarded during 2007 and the continued build from existing contracts with several pharmaceutical companies in our Clinical Master Services Provider (CMSP) programs. CMSP revenue for the year ended December 31, 2007 grew 181.1% over the comparable prior period, and accounted for 53.2% of our total service revenue for the year ended December 31, 2007.
     Reimbursement revenues and offsetting reimbursable out—of—pocket costs fluctuate from period to period due primarily to the level of pass—through expenses in a particular period. Reimbursement revenues and reimbursable out—of—pocket costs increased 35.5% to $13.9 million in 2007 from $10.3 million in 2006. The increase is due primarily to an increase in the number of programs for which the Company is providing its various services.
     Direct Costs. Direct costs increased 42.8% to $87.7 million or 72.8% of service revenues for 2007 as compared to $61.4 million or 72.7% of service revenues for 2006. The increase in direct costs is directly correlated with the increase in revenues as described above. The primary costs included in direct costs are operational staff payroll and related taxes and benefits.
     Selling, general and administrative expenses, Selling, general and administrative expenses (“SG&A”) increased 40.5% to $26.8 million for 2007 from $19.1 million for 2006 to support the increase in revenues. The primary reason for the increase in SG&A costs was an increase in the number of corporate personnel, which resulted in increases in employee—related costs such as new salaries, as well as increases in salaries for existing employees, bonuses, commissions, health benefits and payroll taxes to $16.2 million for the year ended December 31, 2007 as compared to $13.0 million for the year ended December 31, 2006. Although the total increased during the periods, as a percentage of service revenues, SG&A expenses decreased to 22.2% for 2007 as compared to 22.6% for 2006. The decrease is attributable to the Company’s ability to leverage fixed infrastructure costs and contain semi—variable overhead costs at a slower rate of growth than revenues.

March 20, 2008
     Depreciation and amortization expense. Depreciation and amortization expense increased 26.9% to $1.1 million for 2007 as compared to $0.9 million for 2006 due primarily to an increase in the depreciable asset base.
     Income (loss) from operations. Income from operations increased to $4.9 million for 2007 as compared to income from operations of $3.1 million for 2006. The increase is attributable to growth in revenues in excess of the corresponding growth in direct costs and SG&A costs as described above.
     Interest expense. Interest expense for 2007 increased to $6.0 million from interest expense of $1.2 million for 2006. The majority of the change in interest expense relates to a non—cash charge of $4.7 million recorded during the year ended December 31, 2007, to mark the Company’s put warrant liability to its market value during the period. The put warrants were exchanged for a combination of common stock and cash on August 30, 2007 in connection with the reverse merger of Cross Shore Acquisition Corporation.
     Interest income. Interest income increased to $240,000 during the year ended December 31, 2007 due to the level of investable cash on hand subsequent to the Company’s August 30, 2007 merger with Old RPS.
     Provision for income taxes. The provision for income taxes for 2007 increased to $1.5 million versus an insignificant provision for 2006. During 2006, the Company utilized net operating loss carryforwards to offset the majority of its taxable income, and therefore the Company’s effective tax rate was minimal. No significant net operating loss carryforwards remain to offset 2007 taxable income. The Company’s effective tax rate for 2007 is significant as the $4.7 million interest charge recorded related to the put warrant liability discussed above is non—deductible for income tax purposes.
     Net income (loss). As a result of the factors discussed above, net loss for 2007 increased to $2.4 million or ($0.19) per share, basic and diluted, from net income for 2006 of $1.8 million or $0.24 per basic share and $0.12 per diluted share.
Balance Sheet and Cash Flow
The Company maintains a working capital line of credit with a bank, with a maximum potential borrowing capacity of $15.0 million. At December 31, 2007, there were no outstanding borrowings under this facility.
During the year ended December 31, 2007, our operating activities provided cash of $1.6 million, an increase of $5.4 million over the outflow for the corresponding amount for the year ended December 31, 2006. The increase is attributable to an increase in operating income excluding the non-cash interest charge of $4.7 million recorded during the year to mark the Company’s put warrant liability to its market value during the period and positive changes in our operating assets and liabilities, primarily a result of increases in accrued expenses, deferred revenues, and customer deposits during the period. Accounts receivable, net of allowance increased $10.0 million, or 45.2%, to $32.1 million at December 31, 2007 from $22.1 million at December 31, 2006 primarily related to the increase in revenues during the period. Additionally,

March 20, 2008
in 2007 the Company received a long-term customer deposit of $4.5 million which had a positive impact on cash flows from operations.
Cash used in investing activities for the year ended December 31, 2007 totaled $2.1 million, consisting primarily of the purchase of property and equipment.
Cash provided by financing activities for the year ended December 31, 2007 totaled $11.3 million consisting primarily of inflows relating to the $51.4 million of net cash proceeds received in connection with our merger. This cash provided by financing activities was offset by paying down the Company’s working capital line of credit of $9.0 million, distributions to the Company’s stockholders of $20 million in connection with the Cross Shore merger, payment of $2.6 million of accrued dividends on the Company’s preferred stock prior to the merger with Cross Shore, as well as the payoff of a note payable totaling $4.5 million during the period. As of December 31, 2007, the Company has no outstanding debt balances, other than capital lease obligations.
Dividends
The Company does not currently intend to pay cash dividends on its common stock or warrants in the foreseeable future, but rather to reinvest earnings in the business.
Supplemental non-GAAP financial information
EBITDA is defined as net income (loss) before interest expense, income taxes and depreciation and amortization. Adjusted EBITDA is defined as net income (loss) before interest expense, income taxes and depreciation and amortization, and non-recurring expenses. The Company believes that net income is the most directly comparable GAAP measurement to EBITDA and Adjusted EBITDA. EBITDA and Adjusted EBITDA are presented because the Company believes they are useful to investors as widely accepted financial indicators of a company’s ability to service and/or incur indebtedness and because such disclosure provides investors with additional criteria used by the Company to evaluate our operating performance and the performance bonuses of certain of our employees. EBITDA and Adjusted EBITDA are not defined under GAAP, should not be considered in isolation or as a substitute for a measure of our liquidity or performance prepared in accordance with GAAP and are not indicative of income from operations as determined under GAAP. EBITDA and Adjusted EBITDA and other non-GAAP financial measures have limitations which should be considered before using these measures to evaluate the Company’s liquidity or financial performance. EBITDA and Adjusted EBITDA do not include interest expense, income tax expense or depreciation and amortization expense, which may be necessary in evaluating the Company’s operating results and liquidity requirements or those of businesses we may acquire. The Company’s management compensates for these limitations by using EBITDA and Adjusted EBITDA as a supplement to GAAP results to provide a more comprehensive understanding of the factors and trends affecting our business or any business we may acquire. Our computation of EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures provided by other companies, because not all companies calculate this measure in the same fashion.

March 20, 2008
The following table and related notes reconciles net income (loss) to EBITDA and then EBITDA to Adjusted EBITDA:

	(in thousands)
	Three months ended		Year ended
	December 31,		December 31,
	2007	2006	2007	2006
Reconciliation of net income (loss) to adjusted EBITDA:

Net income (loss)	$(4,240)	$705	$(2,415)	$1,792
Provision for income taxes	4,748	18	1,508	45
Interest (income) expense, net	(86)	343	5,786	1,245
Depreciation and amortization	426	273	1,144	901

EBITDA	848	1,339	6,023	3,983
Non-recurring expenses (a)	1,397	—	1,397	—

Adjusted EBITDA	$2,245	$1,339	$7,420	$3,983

(a) The Company incurred non-recurring expenses in the fourth quarter of $1.4 million comprised of $0.8 million in professional fees related to the SEC Form 10 registration and $0.6 million in consulting fees related to the search for potential acquisition candidates. The Company does not believe that these expenses are reasonably likely to recur within the next two years.
Other Matters
•	On December 14, 2007, RPS filed in the U.S. a registration statement on Form 10, which commenced the registration of the Company with the Securities and Exchange Commission (SEC), as required under the terms of the Investor Rights Agreement entered into in connection with Cross Shore’s original IPO on AIM in April 2006. The registration became effective on February 12, 2008. As part of the Company’s continuing efforts to enhance shareholder value, the Company is considering listing its shares on an additional exchange. The Company expects to file its SEC Form 10-K for the year ended December 31, 2007 on March 20, 2008. A copy of the Form 10-K will be sent to shareholders and made available on the Company’s website, www.rpsweb.com.

•	On December 6, 2007 the Company granted options to purchase 750,000 shares of common stock to an executive and to executive board members at an exercise price of $5.05 per share.
Daniel M. Perlman, Chairman and CEO
March 20, 2007

March 20, 2008
Financial Data
ReSearch Pharmaceutical Services, Inc. and Subsidiaries
Consolidated Statements of Operations

	(in thousands)
	Three months ended		Year ended
	December 31,		December 31,
	2007	2006	2007	2006
Service revenue	$34,675	$24,067	$120,459	$84,418
Reimbursement revenue	3,679	3,106	13,924	10,273

Total revenue	38,354	27,173	134,383	94,691

Direct costs	25,359	17,610	87,650	61,365
Reimbursable out-of-pocket costs	3,679	3,106	13,924	10,273
Selling, general and administrative expenses	8,468	5,118	26,786	19,070
Depreciation and amortization	426	273	1,144	901

Income from operations	422	1,066	4,879	3,082

Interest (income) expense, net	(86)	343	5,786	1,245

Net income (loss) before provision for income taxes	508	723	(907)	1,837
Provision (benefit) for income taxes	4,748	18	1,508	45

Net income	$(4,240)	$705	$(2,415)	$1,792

Net income (loss) per common share:
Basic	$(0.13)	$0.11	$(0.19)	$0.24
Diluted	$(0.13)	$0.05	$(0.19)	$0.12

Weighted average number of common shares outstanding:
Basic	32,223,952	5,501,674	14,572,881	5,501,674
Diluted	32,223,952	15,484,733	14,572,881	15,483,591

March 20, 2008
ReSearch Pharmaceutical Services, Inc. and Subsidiaries
Consolidated Balance Sheets

	in thousands
	December 31, 2007	December 31, 2006
Assets
Current assets
Cash and cash equivalents	$11,060	$197
Restricted cash	1,322	1,468
Accounts receivable, net of allowance	32,118	22,113
Prepaid expenses and other current assets	1,672	641

Total current assets	46,172	24,419

Intangible assets, net	276	612
Property and equipment, net	3,343	830
Other assets	253	263
Deferred tax asset	375	—

Total assets	$50,419	$26,124

Liabilities and Stockholders” equity (deficit)
Current liabilities
Accounts payable	$1,443	$1,375
Accrued expenses	6,490	2,925
Customer deposits	1,322	1,468
Deferred revenue	5,026	3,037
Lines of credit	—	8,991
Current portion of capital lease obligations	536	21

Total current liabilities	14,817	17,817

Customer deposits	4,500	—
Note payable	—	4,165
Put warrant liability	—	490
Other liabilities	259	—
Capital lease obligations, less current portion	414	—

Total liabilities	19,990	22,472

Redeemable convertible preferred stock	—	8,002

Stockholders’ equity (deficit)
Common stock	3	1
Less treasury shares	—	(1,188)
Additional paid-in-capital	36,079	118
Accumulated other comprehensive income	50	6
Accumulated deficit	(5,703)	(3,287)

Total stockholders’ equity (deficit)	30,429	(4,350)

Total liabilities, preferred stock, and stockholders’ equity (deficit)	$50,419	$26,124

March 20, 2008
ReSearch Pharmaceutical Services, Inc. and Subsidiaries
Consolidated Statements of Cash Flows

	(in thousands)
	Year ended
	December 31,
	2007	2006
Net income (loss)	$(2,415)	$1,792

Adjustments to reconcile net income to net cash used in operating activities:
Depreciation	807	565
Amortization of intangible assets	336	336
Amortization of debt discount	335	185
Interest charge related to put warrant liability	4,724	31
Stock based compensation	212	30
Deferred tax benefit	(409)	—
Changes in operating assets and liabilities:
Accounts receivable	(10,004)	(8,325)
Prepaid expenses and other current assets	(696)	(169)
Other assets	9	(120)
Accounts payable	68	524
Accrued expenses	2,044	959
Customer deposits	4,354	125
Deferred revenue	1,989	296
Other liabilities	259	—

Net cash provided by (used in) operating activities	1,613	(3,771)

Investing activities
Change in restricted cash	146	(125)
Purchase of property and equipment	(2,198)	(647)

Net cash (used in) provided by investing activities	(2,052)	(772)

Financing activities
Net borrowings (repayments) on lines of credit	(8,991)	4,152
Principal payments on capital lease obligations	(194)	(52)
Proceeds from stockholder notes receivable	—	94
Repurchase of shares from stockholders	(3,811)	—
Customer deposit	—	—
Merger consideration, net of fees	51,375	—
Distribution to stockholders	(20,000)	—
Payment of preferred stock dividends	(2,627)	—
Proceeds from exercise of options	6	—
Payment of note payable	(4,500)	—

Net cash (used in) provided by financing activities	11,258	4,194
Effect of exchange rates on cash	44	6

Net change in cash	10,863	(343)
Cash, beginning of period	197	540

Cash, end of period	$11,060	$197

March 20, 2008
NOTES
The results contained herein reflect the operations of ReSearch Pharmaceutical Services, Inc. only and do not contain any operating results for Cross Shore. Comparative results for 2006 reflect the results of Old RPS prior to its merger with Cross Shore.
The functional currency of RPS is US dollars because that is the currency of the primary economic environment in which the company operates. These financial statements are presented in US dollars.
The financial statements are presented in conformity with accounting principles generally accepted in the United States and have been prepared using the same accounting policies as set forth in the financial statements for the year ended December 31, 2007 which will be included in the Company’s Annual Report on Form 10-K to be filed with the SEC.
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This press release contains “forward-looking statements” that are made pursuant to the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects” and similar references to future periods, or by the inclusion of forecasts or projections. Forward-looking statements are based on the Company’s current expectations and assumptions regarding its business, financial condition, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict, including those described under the heading “Risk Factors” in the Company’s Form 10 filed with the SEC on February 13, 2008. The Company’s actual results may differ materially from those contemplated by the forward-looking statements. The Company cautions you therefore that you should not rely on any of these forward-looking statements as statements of historical fact or as guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions including: our ability to identify liabilities associated with the Company; our ability to manage pricing and operational risks; our ability to manage foreign operations; changes in technology; and our ability to acquire or renew contracts. Any forward-looking statement made in this document speaks only as of the date on which it is made. Factors or events that could cause the Company’s actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, unless otherwise required to do so by law or regulation.